Newton Properties, Inc
Trust Company Complex
Ajeltake Road
Ajeltake Island,
Majuro, Marshall Islands MH96960

RE: North Wright Field Prospect, Acadia Parish, Louisiana

Gentlemen:

This letter, when accepted by you in the manner hereinafter provided, will constitute an agreement (“ Agreement”) by and between Newton Properties, Inc. (“Newton”) and Ignis Petroleum Corporation (“Ignis”) relating to the lands, leases and proposed operations thereon covering the North Wright Field Prospect, Acadia Parish, Louisiana as more fully described on Exhibit “A” attached hereto (“Subject Leases”). With regard to the foregoing, we have agreed as follows:

1. Newton represents and warrants that it has acquired or owns the right to acquire an undivided seventy-five percent of eight-eighths interest (75% x 8/8ths) in and to the Subject Leases and to conduct operations for the drilling of a well or wells thereon, all in accordance with the Subject Leases, assignments and written agreements currently affecting the Subject Leases. Ignis shall carry 100% of all costs to drill, test and complete each well drilled on the Subject Leases. For all purposes herein, one hundred percent of the working interest shall be equal to a seventy percent of one hundred percent (70%x100%) net revenue interest in and to the Subject Leases.

2. Newton represents and warrants that Blue Ridge Energy, Inc. (“Blue Ridge”) has acquired or has access to certain geological and geophysical data and information and that Blue Ridge, for so long as this agreement is in effect and upon written notice from Ignis, will conduct seismic, geological and geophysical evaluations and other services on the lands and mineral estate of the Subject Leases at the sole cost and expense of Ignis . Such services when required by Ignis shall be performed by Blue Ridge with the understanding and agreement on a non-exclusive basis.

3. The purchase price for the acquisition of the interests herein described shall be $ 1,125,000.00, evidenced by a promissory note (“ Note”), the form of which is attached hereto as Exhibit “B”. The Note shall be delivered to Newton by Ignis on before April 22, 2005 at the offices of Newton or such other location as Newton and Ignis shall agree (“Closing”). At Closing, Newton shall deliver Assignments and other instruments transferring title to the Subject Leases, such Assignments to be in the form attached hereto as Exhibit “C”. In the event of a conflict in the terms and conditions of the Note and this Agreement, this Agreement shall govern.

4. In the event that Ignis does not commence actual drilling operations on the first well on or before September 30, 2005, Ignis shall, without notice from Newton, deliver assignments of the interests acquired by Ignis hereunder to Newton, whereupon this Agreement shall terminate and be of no further force or effect on Newton and Ignis.

5. The form of operating agreement attached hereto as Exhibit “D” shall govern all operations on the lands and interests covered by the Subject Leases.

If this letter correctly describes your understanding and agreements with respect to the matters contained herein, please sign two (2) originals of this letter in the manner provided below and return one (1) to the undersigned, whereupon it will become binding upon our respective successors and assigns.

Very truly yours,

/s/ Philipp Buschmann

Philipp Buschmann, CEO

AGREED TO AND ACCEPTED this the 22 day of April, 2005.

Newton Properties, Inc.

/s/ David Craven
By: David Craven

Its: CEO/Director